Press Release

Hilb Rogal & Hobbs Company	Contact:	Carolyn Jones
4951 Lake Brook Drive, Suite 500	Phone:	(804) 747-3108
Glen Allen, Virginia 23060	Fax:	(804) 747-6046

FOR IMMEDIATE RELEASE

April 27, 2005

HILB ROGAL & HOBBS COMPANY REPORTS

FIRST QUARTER RESULTS

RICHMOND, Va.— Hilb Rogal & Hobbs Company (NYSE: HRH), the world’s eighth largest insurance and risk management intermediary, today reported financial results for the first quarter ended March 31, 2005.

For the first quarter, total revenues were $183.3 million, compared with $158.2 million a year ago, an increase of 15.9%. Commissions and fees rose 15.3% to $180.3 million for the quarter, compared with $156.4 million for the same period in 2004, primarily driven by acquisitions and higher contingent commissions, which are heavily concentrated in the first quarter; partially offset by a continued softening of premium rates.

Net income for the quarter was $27.7 million, or $0.76 per share, compared with $24.2 million, or $0.67 per share, a year ago, an increase of 14.4%. Operating net income increased 10.2% to $27.1 million, or $0.74 per share, compared with $24.6 million, or $0.68 per share, a year ago. Higher operating net income benefited from higher revenues but was reduced by higher legal, compliance and claims expenses. Legal, compliance and claims expenses in the first quarter were $4.9 million higher than the same period of 2004. These expenditures primarily related to various regulatory inquiries, compliance with Section 404 of the Sarbanes-Oxley Act, and the protection of restrictive covenants in employment contracts.

Organic growth, defined as the change in commissions and fees before the effect of acquisitions and divestitures, was 0.2% for the quarter. Excluding contingent and override commissions, organic growth was (2.8)%. Despite record new business sold, organic growth was affected by lower premium rates on renewals of property and casualty business, a reduction in the commission rates for two lines of business, and variability in timing of renewals and new business sold. The operating margin was up slightly from the year-ago quarter, 29.4% compared with 29.3%, affected primarily by increased contingent commissions offset by the higher expenses noted above.

In the 2005 first quarter, HRH recognized $37.3 million in contingent and override commissions, compared with $27.5 million a year ago, of which 92% was from standard contingency agreements, which are maintained at the local office level and are based on profitability of the business, premium growth, total premium volume or some combination of these factors. The remainder was from volume-based national override agreements related to fourth quarter 2004 production. As previously disclosed, effective for business written on or after January 1, 2005, these national override agreements reverted into standard local contingency agreements, which will be paid and recorded annually beginning in 2006.

“First quarter performance was characterized by cross currents,” said Martin L. “Mell” Vaughan III, chairman and chief executive officer. “ Total revenues, operating net income and related earnings per share benefited from excellent performance from our class of 2004 acquisitions and higher contingent commissions, but operating earnings were impacted by substantially higher legal, compliance and claims expenses. New business sold in the quarter was strong, and included sought-after wins that emanated from our national practice groups. We continued to attract high-caliber sales, marketing, claims and loss control talent, which added to our competitive strengths. Our near-term focus is to realize the full measure of our sales productivity, while managing costs in a highly disciplined and prudent manner.”

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HILB ROGAL & HOBBS COMPANY REPORTS

FIRST QUARTER RESULTS – Continued

“Despite entering 2005 with a full complement of strengths, including a redesigned sales model and organization, an augmented operating platform and talent base, and industry trends that played to our strategies, our organic growth in the quarter did not match our potential,” said Robert B. Lockhart, president and chief operating officer. “But while our organic growth is off to a slow start, we believe our competitiveness in the marketplace and our ability to provide tailored solutions and superior service in hard and soft markets have never been greater. We believe those advantages will translate into improved financial performance, and will enable us to progress towards our long-term growth goals.”

Hilb Rogal & Hobbs Company is the seventh largest insurance and risk management intermediary in the U.S. and eighth largest in the world. From offices throughout the U.S. and in London, HRH assists clients in managing risks in property and casualty, employee benefits and many other areas of specialized exposure. The company is traded on the New York Stock Exchange, symbol HRH. Additional information about HRH, including instructions for the quarterly conference call, may be found at www.hrh.com.

Forward–Looking Statements

The company cautions readers that the statements about the company’s future operations and business prospects are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Risk factors and uncertainties that might cause such a difference include, but are not limited to, the following: the company’s commission revenues are highly dependent on premium rates charged by insurance underwriters, which are subject to fluctuation based on the prevailing economic conditions and competitive factors that affect insurance underwriters; the level of contingent commissions is difficult to predict and any decrease in the company’s collection of them is likely to have an impact on operating results; the company has eliminated override commissions effective for business written on or after January 1, 2005, and it is uncertain whether additional contingent commissions payable to the company will offset the loss of such revenues; the company’s continued growth has been enhanced through acquisitions, which may or may not be available on acceptable terms in the future and which, if consummated, may or may not be advantageous to the company; the company’s failure to integrate an acquired insurance agency efficiently may have an adverse effect on the company; the general level of economic activity can have a substantial impact on revenues that is difficult to predict; a strong economic period may not necessarily result in higher revenues if the volume of insurance business brought about by favorable economic conditions is offset by premium rates that have declined in response to increased competitive conditions; if the company is unable to respond in a timely and cost-effective manner to rapid technological change in the insurance intermediary industry, there may be a resulting adverse effect on business and operating results; the business practices and broker compensation arrangements of the company and the insurance intermediary industry are subject to uncertainty due to investigations by various governmental authorities and related private litigation; and quarterly and annual variations in the company’s commissions and fees that result from the timing of policy renewals and the net effect of new and lost business production may have unexpected impacts on the company’s results of operations. For more details on factors that could affect expectations, see the company’s Annual Report on Form 10-K for the year ended December 31, 2004 and other reports from time to time filed with or furnished to the Securities and Exchange Commission.

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HILB ROGAL & HOBBS COMPANY AND SUBSIDIARIES

COMPARATIVE FINANCIAL ANALYSIS

(In thousands, except per share data)

	THREE MONTHS ENDED MARCH 31,
	2005	2004
	(Unaudited)
REVENUES
Commissions and fees	$180,257	$156,396
Investment income	1,073	555
Other	2,015	1,276

	183,345	158,227
OPERATING EXPENSES
Compensation and employee benefits	93,660	83,725
Other operating expenses	32,919	25,566
Depreciation	2,190	2,255
Amortization of intangibles	4,697	2,829
Interest expense	3,762	2,529
Integration costs[1]	—	991

	137,228	117,895

INCOME BEFORE INCOME TAXES	46,117	40,332
Income taxes	18,395	16,098

NET INCOME	$27,722	$24,234

Net Income Per Share:
Basic	$0.77	$0.68

Assuming Dilution	$0.76	$0.67

Dividends Per Share	$0.1050	$0.0925

Weighted Average Shares Outstanding:
Basic	35,974	35,588

Assuming Dilution	36,510	36,336

[1]	Integration costs represent one-time costs including severance and other employee-related costs, facility and lease termination costs and branding expenses.

HILB ROGAL & HOBBS COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(In thousands)

	MARCH 31, 2005	DECEMBER 31, 2004
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$227,083	$210,470
Receivables (net)	195,476	240,421
Prepaid expenses and other	17,092	24,586

TOTAL CURRENT ASSETS	439,651	475,477

PROPERTY & EQUIPMENT (NET)	24,370	24,024

INTANGIBLE ASSETS (NET)	762,339	757,942

OTHER ASSETS	22,827	20,556

	$1,249,187	$1,277,999

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Premiums payable to insurance companies	$285,045	$315,130
Accounts payable	18,505	13,417
Accrued expenses	34,769	46,371
Premium deposits and credits due customers	45,401	48,287
Current portion of long-term debt	15,003	16,248

TOTAL CURRENT LIABILITIES	398,723	439,453

LONG-TERM DEBT	262,566	265,384

DEFERRED INCOME TAXES	35,717	34,113

OTHER LONG-TERM LIABILITIES	32,075	31,893

SHAREHOLDERS’ EQUITY
Common Stock (outstanding 35,679 and 35,886 shares, respectively)	222,352	233,785
Retained earnings	295,916	271,978
Accumulated other comprehensive income	1,838	1,393

	520,106	507,156

	$1,249,187	$1,277,999

HILB ROGAL & HOBBS COMPANY AND SUBSIDIARIES

GAAP MEASURES RECONCILIATION

(In thousands, except per share data)

This press release contains references to financial measures that exclude certain charges and non-recurring items. The company believes that these adjusted financial measures provide additional measures of performance that investors can use in evaluating the company’s performance. The schedule below provides a reconciliation of these financial measures to those prepared in accordance with U.S. generally accepted accounting principles (GAAP).

	NET INCOME THREE MONTHS ENDED MARCH 31,		NET INCOME PER SHARE ASSUMING DILUTION THREE MONTHS ENDED MARCH 31,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
GAAP NET INCOME	$27,722	$24,234	$0.76	$0.67
Excluding:
Non-operating gains, net of tax	(634)	(238)	(0.02)	(0.01)
Integration costs, net of tax	—	595	—	0.02

OPERATING NET INCOME	$27,088	$24,591	$0.74	$0.68

	OPERATING MARGIN THREE MONTHS ENDED MARCH 31,		OPERATING REVENUE THREE MONTHS ENDED MARCH 31,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
GAAP NET INCOME / REVENUE	$27,722	$24,234	$183,345	$158,227
Excluding:
Non-operating gains	(1,056)	(397)	(1,056)	(397)
Amortization of intangibles	4,697	2,829	—	—
Interest expense	3,762	2,529	—	—
Integration costs	—	991	—	—
Income taxes	18,395	16,098	—	—

OPERATING MARGIN / REVENUE	$53,520	$46,284	$182,289	$157,830

HILB ROGAL & HOBBS COMPANY AND SUBSIDIARIES

GAAP MEASURES RECONCILIATION

(In thousands)

	COMMISSIONS AND FEES THREE MONTHS ENDED MARCH 31,
	2005	2004
	(Unaudited)
GAAP COMMISSIONS AND FEES	$180,257	$156,396
Contingent and override commissions	(37,297)	(27,469)
Commissions and fees from acquired agencies, net of divestitures	(17,650)	—

COMMISSIONS AND FEES, NET OF CONTINGENT AND OVERRIDE COMMISSIONS, EXCLUDING THE EFFECT OF REVENUES FROM ACQUIRED/DIVESTED AGENCIES	$125,310	$128,927

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